The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the accompanying product supplement, prospectus supplement and prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

October 2024

Amendment No. 1 dated October 14, 2024†
to the Preliminary Pricing Supplement

Dated October 3, 2024

Registration Statement No. 333-261476

Filed pursuant to Rule 424(b)(3)

(To Prospectus dated December 29, 2021,

Prospectus Supplement dated December 29, 2021 and Product Supplement dated December 29, 2021)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

The Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature (the “securities”) do not provide for the regular payment of interest and do not guarantee any return of principal. The securities will be automatically redeemed if the closing price of the underlying stock on any of the determination dates other than the final determination date is greater than or equal to the initial share price, which will be based on the lowest closing price of the underlying stock during the lookback observation period, as described below, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 13.25% per annum, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final share price of the underlying stock is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment plus a fixed positive return that will also correspond to a return of approximately 13.25% per annum, as set forth below. However, if the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger level, investors will lose 1% for every 1% that the final share price falls below the initial share price. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be as low as zero. Accordingly, the securities do not guarantee any return of principal at maturity and you could lose up to your entire investment in the securities. The securities are for investors who are willing to risk their principal and forgo current income and participation in any increase of the underlying stock in exchange for the lookback feature used in determining the initial share price and the trigger level, and the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the final share price is greater than or equal to the trigger level on a determination date or the final determination date, respectively. The securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”). The securities are notes issued as part of BNS’ Senior Note Program, Series A.

All payments on the securities are subject to the credit risk of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment in the securities. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia (“BNS”)
Issue:	Senior Note Program, Series A
Underlying stock:	Common Stock of Dell Technologies Inc. (Bloomberg Ticker: “DELL UN”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 security)
Coupon:	None
Pricing date:	October 23, 2024
Original issue date:

October 28, 2024 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities in the secondary market on any date prior to one business day before delivery will be required, by virtue of the fact that the securities will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final determination date:	October 23, 2029, as noted below under “Determination dates, Early redemption dates and Early Redemption payment per security”.
Maturity date:	October 26, 2029, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Early redemption:

If the share price of the underlying stock on any determination date other than the final determination date is greater than or equal to the initial share price, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

Early redemption payment per security:

The early redemption payment will be an amount in cash per security (corresponding to a return of approximately 13.25% per annum) for each determination date as set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” on the following page.

No further payments will be made on the securities once they have been redeemed.

Payment at maturity per security:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per security as follows:

￭ If the final share price is greater than or equal to the trigger level:

$1,662.50

￭  If the final share price is less than the trigger level:

$1,000.00 + ($1,000.00 × underlying return)

If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger level, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the securities.

Underlying return:	(final share price − initial share price) / initial share price
Trigger level:

80.00% of the initial share price, as determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity”, as described in the accompanying product supplement.

Initial share price:

The lowest closing price of the underlying stock on any day during the lookback observation period (excluding any day on which a market disruption event occurs), as determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity”, as described in the accompanying product supplement. Although the initial share price will not be determined until after the pricing date at the end of the lookback observation period, there can be no assurance that the closing price of the underlying stock will decrease at any time during the lookback observation period.

Lookback observation period:

Each trading day from and including the pricing date to and including December 6, 2024.

If the calculation agent determines that a market disruption event (as described in the accompanying product supplement under “General Terms of the Notes — Market Disruptions Events — Market Disruption Events for a Reference Equity”, provided that, for purposes of the lookback observation period only, the reference to “unwind” in that section shall be deemed to be “unwind or establish”) occurs on any day during the lookback observation period, that day will be disregarded for purposes of determining the initial share price.

Final share price:

The closing price of the underlying stock on the valuation date, as determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity”, as described in the accompanying product supplement.

CUSIP/ISIN:	06418RDN0 / US06418RDN08
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	Scotia Capital Inc.
Agent:	Scotia Capital (USA) Inc. (“SCUSA”), an affiliate of BNS. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”
Estimated value on the pricing date:

 Expected to be between $901.29 and $931.29 per stated principal amount, which will be less than the issue price listed above. See “Additional Information About the Securities — Additional information regarding estimated value of the securities” herein and “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 8 of this document for additional information. The actual value of your securities at any time will reflect many factors and cannot be predicted with accuracy.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security:	$1,000.00	$27.50(a) + $5.00(b) $32.50	$967.50
Total:	$●	$●	$●

(1)SCUSA will purchase the securities at the stated principal amount and, as part of the distribution of the securities, will sell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)     a fixed sales commission of $27.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The securities are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The securities are not bail-inable debt securities under the CDIC Act.
† This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement hereto dated October 3, 2024 in its entirety.

Product supplement dated December 29, 2021	Prospectus supplement dated December 29, 2021	Prospectus dated December 29, 2021

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Determination Dates, Early Redemption Dates and Early Redemption Payments

#	Determination Dates*	Early Redemption Dates	Early Redemption Payment per Security
1st	October 30, 2025	November 4, 2025	$1,132.500
2nd	January 23, 2026	January 28, 2026	$1,165.625
3rd	April 23, 2026	April 28, 2026	$1,198.750
4th	July 23, 2026	July 28, 2026	$1,231.875
5th	October 23, 2026	October 28, 2026	$1,265.000
6th	January 25, 2027	January 28, 2027	$1,298.125
7th	April 23, 2027	April 28, 2027	$1,331.250
8th	July 23, 2027	July 28, 2027	$1,364.375
9th	October 25, 2027	October 28, 2027	$1,397.500
10th	January 24, 2028	January 27, 2028	$1,430.625
11th	April 24, 2028	April 27, 2028	$1,463.750
12th	July 24, 2028	July 27, 2028	$1,496.875
13th	October 23, 2028	October 26, 2028	$1,530.000
14th	January 23, 2029	January 26, 2029	$1,563.125
15th	April 23, 2029	April 26, 2029	$1,596.250
16th	July 23, 2029	July 26, 2029	$1,629.375
17th	October 23, 2029 (the “final determination date”)	Not applicable – See “Payment at maturity per security” above

*	Subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates” in the accompanying product supplement).

October 2024 Page 2

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Additional Information About BNS and the Securities

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The securities may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the securities involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm

♦Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm

♦Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature” or the “securities” refer to the securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated December 29, 2021, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated December 29, 2021 and references to the “accompanying prospectus” mean the BNS prospectus, dated December 29, 2021.

BNS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement hereto dated October 3, 2024 in its entirety.

October 2024 Page 3

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Investment Overview

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature

Principal at Risk Securities

The Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature based on the Performance of the Common Stock of Dell Technologies Inc. due on or about October 26, 2029, which we refer to as the securities, do not provide for the regular payment of interest and do not guarantee the repayment of principal, and you will not be entitled to receive any dividends paid with respect to the underlying stock. Instead, the securities will be automatically redeemed if the closing price of the underlying stock on any determination date other than the final determination date is greater than or equal to the initial share price, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 13.25% per annum, as described herein.

At maturity, if the securities have not previously been redeemed and the final share price is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment plus a fixed positive return that will also correspond to a return of approximately 13.25% per annum, as set forth herein.

However, if the securities have not previously been redeemed and the final share price is less than the trigger level, the securities are exposed on a 1:1 basis to the negative performance of the underlying stock.

Maturity:	Approximately 5 years
Automatic early redemption:

If, on any determination date other than the final determination date, the closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for the early redemption payment on the related early redemption date.

Early redemption payment:

The early redemption payment will be an amount in cash per security (corresponding to a return of approximately 13.25% per annum) for each determination date, as indicated under “Determination Dates, Early Redemption Dates and Early Redemption Payments” herein.

Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per security as follows:

￭ If the final share price is greater than or equal to the trigger level:

$1,662.50

￭  If the final share price is less than the trigger level:

$1,000.00 + ($1,000.00 × underlying return)

If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger level, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the securities.

Trigger level:	80.00% of the initial share price
Limited lookback feature:	The initial share price will be the lowest closing price of the underlying stock during the lookback observation period
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network

October 2024 Page 4

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities will be automatically redeemed for an early redemption payment (corresponding to a return of approximately 13.25% per annum) if the closing price of the underlying stock on any determination date other than the final determination date is greater than or equal to the initial share price.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity. If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger level, investors will lose 1% for every 1% that the final share price falls below the initial share price. Investors may lose up to their entire investment in the securities. All payments on the securities are subject to the credit risk of BNS.

Scenario 1: The securities are redeemed prior to maturity

If the closing price of the underlying stock is greater than or equal to the initial share price on any determination date other than the final determination date, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of approximately 13.25% per annum.

Investors do not participate in any increase of the underlying stock beyond the return represented by the applicable fixed return.

Scenario 2: The securities are not redeemed prior to maturity and investors receive a fixed positive return at maturity

If the closing price of the underlying stock is less than the initial share price on each determination date prior to the final determination date, the securities will not be automatically redeemed.

If the securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the trigger level, the payment at maturity for each security will be equal to $1,662.50 per security.

Investors do not participate in any increase of the underlying stock beyond the return represented by the applicable fixed return.

Scenario 3: The securities are not redeemed prior to maturity and investors suffer a loss of principal at maturity

If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger level, at maturity you will receive less than the stated principal amount per security, if anything, resulting in a percentage loss of your investment equal to the underlying return.

For example, if the underlying return is -35%, each security will redeem for $650.00, or 65% of the stated principal amount. There is no minimum payment on the securities and you could lose up to your entire investment in the securities.

October 2024 Page 5

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

■You fully understand and are willing to accept the risks of an investment in the securities, including the risk that you may lose up to 100% of your investment in the securities

■You are willing to make an investment that, if securities are not redeemed prior to maturity and the final share price is less than the trigger level, has the same downside market risk as that of a direct investment in the underlying stock

■You believe that the closing price of the underlying stock will be greater than or equal to the initial share price on a determination date prior to the final determination date or that the final share price will be greater than or equal to the trigger level on the final determination date, and understand and accept that, if such circumstances occur, you will not benefit from any appreciation in the underlying stock beyond the return represented by the applicable fixed return

■You can tolerate fluctuations in the market prices of the securities prior to maturity that may be similar to or exceed the fluctuations in the price of the underlying stock

■You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying stock

■You willing and able to invest in securities that may be redeemed prior to the maturity date, you are otherwise willing and able to hold the securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the securities

■You understand and are willing to accept the risks associated with the underlying stock

■You are willing to assume the credit risk of BNS for all payments under the securities, and you understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The securities may not be suitable for you if:

■You do not fully understand or are unwilling to accept the risks of an investment in the securities, including the risk that you may lose up to 100% of your investment

■You require an investment that provides for full or at least partial protection against loss of principal

■You are not willing to make an investment that, if securities are not redeemed prior to maturity and the final share price is less than the trigger level, has the same downside market risk as that of a direct investment in the underlying stock

■You believe that the closing price of the underlying stock will be less than the initial share price on each determination date prior to the final determination date and that the final share price will be less than the trigger level

■You seek an investment that has an unlimited return potential, or you do not understand or cannot accept that your potential return on the securities is limited to the return represented by the applicable fixed return

■You cannot tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the fluctuations in the price of the underlying stock

■You seek current income from your investment or prefer to receive the dividends paid on the underlying stock

■You are unable or unwilling to hold the securities to maturity, a term of approximately 5 years, or seek an investment for which there will be an active secondary market

■You do not understand or are not willing to accept the risks associated with the underlying stock

■You are not willing to assume the credit risk of BNS for all payments under the securities, including any repayment of principal

October 2024 Page 6

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

How the Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical. The actual terms of your securities, other than the initial share price and the trigger price, will be determined on the pricing date and will be specified in the final pricing supplement. The initial share price will be determined at the end of the lookback observation period and will be the lowest closing price of the underlying stock during the lookback observation period

Investors will not be entitled to receive any dividends paid with respect to the underlying stock or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the securities are subject to the credit risk of BNS.

Stated principal amount:	$1,000.00 per security
Hypothetical initial share price:	$100.00
Early redemption payment:	With respect to each determination date, as set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” above.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per security as follows:

￭ If the final share price is greater than or equal to the trigger level:

$1,662.50

￭  If the final share price is less than the trigger level:

$1,000.00 + ($1,000.00 × underlying return)

If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger level, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the securities.

Trigger level:	$80.00, which is 80.00% of the initial share price

Example 1: The securities are automatically redeemed following the first determination date.

Date	Closing Price	Payment (per security)
1st Determination Date	$150 (greater than or equal to initial share price)	$1,132.50

In this example, the closing price of the underlying stock on the first determination date is greater than or equal to the initial share price. Therefore, the securities are automatically redeemed on the first early redemption date. Investors will receive $1,132.50 per security on the related early redemption date (a total return of 13.25% on the securities). No further payments will be made on the securities once they have been redeemed.

Example 2: The securities are automatically redeemed following the third determination date.

Date	Closing Price	Payment (per security)
1st Determination Date	$90 (less than initial share price)	N/A
2nd Determination Date	$85 (less than initial share price)	N/A
3rd Determination Date	$120 (greater than or equal to initial share price)	$1,198.75

 In this example, the closing price of the underlying stock on the third determination date is greater than or equal to the initial share price. Therefore, the securities are automatically redeemed on the third early redemption date. Investors will receive $1,198.75 per security on the related early redemption date (a total return of 19.875% on the securities). No further payments will be made on the securities once they have been redeemed.

October 2024 Page 7

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Example 3: The securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the trigger level.

Date	Closing Price	Payment (per security)
1st Determination Date	$80 (less than initial share price)	N/A
2nd through 16th Determination Dates	Various (all less than initial share price)	N/A
Final Determination Date	$90 (greater than or equal to trigger level)	$1,662.50

In this example, the closing price of the underlying stock is less than the initial share price on each determination date prior to the final determination date and, therefore, the securities are not redeemed prior to maturity. On the final determination date, the final share price is greater than or equal to the trigger level. At maturity, investors receive $1,662.50 per security (a total return of 66.25% on the securities).

Example 4: The securities are not automatically redeemed prior to maturity and the final share price is less than the trigger level.

Date	Closing Price	Payment (per security)
1st Determination Date	$95 (less than initial share price)	N/A
2nd through 16th Determination Dates	Various (all less than initial share price)	N/A
Final Determination Date	$40 (less than trigger level)	$400.00

In this example, the closing price of the underlying stock is less than the initial share price on each determination date prior to the final determination date and, therefore, the securities are not redeemed prior to maturity. On the final determination date, the final share price is less than the trigger level and, accordingly, investors are fully exposed to the negative performance of the underlying stock over the term of the securities, and will receive a payment at maturity that is less than the stated principal amount of the securities. The payment at maturity is $400.00 per security (a loss of 60.00% on the securities).

If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger level, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the securities.

How the initial share price is determined

The following hypothetical examples are for illustrative purposes only, and demonstrate how the initial share price is determined, depending on the value of the underlying stock during the lookback observation period.

￭ Appreciation in value. The underlying stock appreciates in value during the lookback observation period so that the closing price of the underlying stock on each trading day during the lookback observation period is greater than the closing price on the pricing date. In this scenario, the initial share price will be the closing price on the pricing date, regardless of the appreciation in the value of the underlying stock during the lookback observation period.

￭ Depreciation in value by 10%. The underlying stock depreciates in value during the lookback observation period and its lowest closing price during that period is 90% of the closing price on the pricing date. In this scenario, the initial share price will be equal to 90% of the closing price on the pricing date.

October 2024 Page 8

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

￭Risk of significant loss at maturity; you may lose up to your entire investment. The securities differ from ordinary debt securities in that BNS will not necessarily repay the stated principal amount of the securities at maturity. If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger level, you will lose 1% of your principal for every 1% that the final share price falls below the initial share price. You may lose up to your entire investment in the securities.

￭The stated payout from the issuer applies only upon an early redemption or at maturity. You should be willing to hold your securities to an early redemption or maturity. The stated payout, including the benefit of the early redemption payment or the fixed upside payment at maturity, is available only if you hold your securities to an early redemption or to maturity, as applicable. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the securities even if the then-current price of the underlying stock is greater than or equal to the initial share price.

■Your potential return on the securities is limited and you will not participate in any increase of the underlying stock. The return potential of the securities is limited to the early redemption payment or, if the securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the initial share price, the fixed upside payment at maturity, regardless of any increase of the underlying stock. Furthermore, if the securities are redeemed prior to maturity, you will not receive any other payment in respect of any determination dates after the applicable early redemption date, and your return on the securities could be less than if the securities remained outstanding until maturity. If the securities are not redeemed prior to maturity and the final share price is less than the trigger level, you will be fully exposed to the negative performance of the underlying stock. Your return on the securities may be less than that of a direct investment in the underlying stock.

■The initial share price will not be determined until the end of the lookback observation period. Because the initial share price will be the lowest closing price of the underlying stock during the lookback observation period, the initial share price will not be determined until the end of the lookback observation period. The lookback observation period will be an approximately two-month period from and including the pricing date. In addition, if the calculation agent determines that a market disruption event occurs on any day during the lookback observation period, the closing price on such day will that day will be disregarded for purposes of determining the initial share price. Accordingly, you will not know the initial share price for a significant period of time after the pricing date and there can be no assurances that the closing price of the underlying stock on any day during the lookback observation period will be less than its closing price on the pricing date.

￭The return on the securities may change significantly despite only a small difference in the degree of change of the underlying stock between the initial share price and the final share price. The return on the securities may change significantly despite only a small difference in the degree of change of the underlying stock from the initial share price to the final share price. For example, if the securities are not automatically redeemed prior to maturity and the final share price is equal to the trigger level, you would receive a fixed positive return on the securities, whereas a decline of the underlying stock to a final share price that is only slightly lower than the trigger level would instead result in a percentage loss on the securities that is equal to the underlying return. The return on an investment in the securities in these two scenarios is significantly different despite only a small relative difference in the underlying return.

￭Greater expected volatility with respect to the underlying stock generally reflects a higher return rate represented by the early redemption payments and fixed upside payment at maturity, a lower trigger level and a higher expectation as of the pricing date that the final share price could be less than the trigger price. Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the pricing date that the securities will not be redeemed prior to maturity and that the final share price could be less than the trigger level. “Volatility” refers to the frequency and magnitude of changes in the price of an asset or group of assets. This greater expected risk will generally be reflected in a higher return rate represented by the early redemption payments and fixed upside payment at maturity and a lower trigger level for the securities than would have been the case had expected volatility been lower. However, while such return rate and the trigger level are set on the pricing date based, in part, on the underlying stock’s volatility calculated using our internal models, the underlying stock’s volatility can change significantly over the term of the securities. The value of the underlying stock could fall sharply, which could result in the loss of up to your entire investment in the securities.

October 2024 Page 9

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

￭The securities are subject to reinvestment risk in the event of an early redemption. The securities will be automatically redeemed prior to maturity if the closing price of the underlying stock on any determination date other than the final determination date is greater than or equal to the initial share price and you will not receive any further payments after the related early redemption date. Conversely, the securities will not be automatically redeemed when the closing price of the underlying stock on any applicable determination date is less than the initial share price, which generally coincides with a greater risk of principal loss on your securities. The securities could be redeemed as early as the first determination date, potentially limiting the term of your investment. In the event that the securities are redeemed prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

■You will not receive any interest payments. BNS will not pay any interest with respect to the securities.

■The amount payable on the securities is not linked to the value of the underlying stock at any time other than the determination dates. Whether you receive an early redemption payment will be based only on the closing price of the underlying stock on the relevant determination date, subject to postponement for non-trading days and certain market disruption events. As a result, you will not know whether the securities will be automatically redeemed for the early redemption payment until the related determination date. Moreover, because whether the securities will be automatically redeemed is based solely on the value of the underlying stock on a specific determination date, if the closing price of the underlying stock on any determination date is less than the initial share price, you will not receive the early redemption payment with respect to such determination date even if the value of the underlying stock was greater than or equal to the initial share price on other days during the term of the securities.

Similarly, the final share price will be based only on the final share price on the final determination date, subject to postponement for non-trading days and certain market disruption events. If the value of the underlying stock falls on the final determination date, the payment at maturity may be less than it would have been had the payment at maturity been linked to the value of the underlying stock at any time prior to such drop. Although the actual closing price of the underlying stock on the stated maturity date or at other times during the term of the securities may be higher than the closing price on the final determination date, the payment at maturity will be based solely on the closing price of the underlying stock on the final determination date.

■Owning the securities is not the same as owning the underlying stock. The return on your securities may not reflect the return you would realize if you actually owned shares of the underlying stock. As described above, you will not benefit from any appreciation in the price of the underlying stock beyond the return represented by the early redemption payment or the fixed upside payment at maturity, which may be significant. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the underlying stock, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your securities. In addition, as an owner of the securities, you will not have voting rights or any other rights that a holder of the underlying stock may have.

Risks Relating to Characteristics of the Underlying Stock

￭The securities are subject to risks associated with investments in single equity securities. The value of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and the issuer of the underlying stock (the “underlying stock issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the securities, should make your own investigation into the underlying stock issuer and the underlying stock. For additional information regarding the underlying stock, please see “Information About the Underlying Stock” below and the underlying stock issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

■There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall and there can be no assurance that the final share price will be greater than or equal to the trigger level. The final share price (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock and the underlying stock issuer. You should be willing to accept the downside risks of owning equities in general and the underlying stock in particular, and the risk of losing up to your entire investment in the securities.

￭There is no affiliation between BNS and the underlying stock issuer. The underlying stock issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in

October 2024 Page 10

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the underlying stock.

Risks Relating to Estimated Value and Liquidity

￭BNS’ initial estimated value of the securities at the time of pricing (when the terms of your securities are set on the pricing date) will be lower than the issue price of the securities. BNS’ initial estimated value of the securities is only an estimate. The issue price of the securities will exceed BNS’ initial estimated value. The difference between the issue price of the securities and BNS’ initial estimated value reflects costs associated with selling and structuring the securities, as well as hedging its obligations under the securities. Therefore, the economic terms of the securities are less favorable to you than they would have been if these expenses had not been paid or had been lower.

￭Neither BNS’ nor SCUSA’s estimated value of the securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities. BNS’ initial estimated value of the securities and SCUSA’s estimated value of the securities at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the securities generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the securities to be more favorable to you. Consequently, the use of an internal funding rate for the securities increases the estimated value of the securities at any time and has an adverse effect on the economic terms of the securities.

￭BNS’ initial estimated value of the securities does not represent future values of the securities and may differ from others’ (including SCUSA’s) estimates. BNS’ initial estimated value of the securities is determined by reference to its internal pricing models when the terms of the securities are set. These pricing models consider certain factors, such as BNS’ internal funding rate on the pricing date, the expected term of the securities, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying stock, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the securities that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your securities (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

￭The securities have limited liquidity. The securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the securities. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which SCUSA is willing to purchase the securities from you. If at any time SCUSA does not make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The price at which SCUSA would buy or sell your securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your securities. SCUSA’s estimated value of the securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell your securities in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your securities at the time of pricing. As agreed by SCUSA and the distribution participants, this excess is expected to decline to zero over the period specified under “Additional Information About the Securities — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if SCUSA buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your securities at any time also will reflect its then-current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your securities by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell your securities (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

October 2024 Page 11

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), the volatility of the underlying stock, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the securities determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price of the securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount” herein.

In addition to the factors discussed above, the value and quoted price of the securities at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the securities, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the securities, including the price you may receive for the securities in any market making transaction. To the extent that SCUSA makes a market in the securities, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your securities at any price and, in this regard, SCUSA is not obligated to make a market in the securities. See “— The securities have limited liquidity” herein.

■The price of the securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount. The price at which the securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the underlying stock over the full term of the securities, (ii) volatility of the price of the underlying stock and the market's perception of the future volatility of the underlying stock, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the underlying stock and (vi) time remaining to maturity. In particular, because the provisions of the securities relating to the payment at maturity behave like options, the value of the securities will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated price of the underlying stock and other relevant factors, the market value of the securities may decrease and you may receive substantially less than the stated principal amount if you sell your securities prior to maturity regardless of the price of the underlying stock at such time.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

￭Payments on the securities are subject to the credit risk of BNS. The securities are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the securities. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose your entire investment in the securities.

Risks Relating to Hedging Activities and Conflicts of Interest

■Hedging activities by BNS and SCUSA may negatively impact investors in the securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the securities. We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the securities. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying stock and/or purchasing futures, options and/or other instruments linked to the underlying stock. We, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying stock, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date. We, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked securities whose returns are linked to changes in the price of the underlying stock. Any of these hedging activities may adversely affect the price of the underlying stock and therefore the market value of the securities and the amount you will receive, if any, on the securities.

October 2024 Page 12

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the securities declines.

■The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and any amount payable on, the securities. For antidilution and certain other events affecting the underlying stock, the calculation agent may make adjustments to the initial share price, trigger level, closing price and/or final share price, as applicable, and any other term of the securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and any payment on, the securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying stock issuer where such issuer is not the surviving entity, the determination as to the amount you receive at maturity may be based on the equity security of a successor to the underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such reorganization event. If the underlying stock issuer becomes subject to (i) a reorganization event whereby the underlying stock is exchanged for cash, securities or other property, (ii) a merger or consolidation, or (iii) the underlying stock is delisted or otherwise suspended from trading, the determination as to whether the securities are redeemed early and/or the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of, and any amount payable on, the securities. For more information, see the sections as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

■We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying stock issuer and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the securities. We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the securities or other securities that we have issued), the underlying stock, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the underlying stock and/or the value of the securities. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying stock issuer, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the underlying stock and the market for your securities, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the securities.

You should expect that we, SCUSA, and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the securities or other securities that we may issue, the underlying stock or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the securities. In addition, in connection with these activities, certain personnel within us, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the securities.

We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the securities or other securities that we may issue, the underlying stock or other securities or instruments similar to or linked to the foregoing. Investors in the securities should expect that we, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the securities for liquidity or otherwise.

October 2024 Page 13

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

■Activities conducted by BNS and its affiliates may impact the market price of the underlying stock and the value of the securities. Trading or transactions by BNS, SCUSA or our other affiliates in the underlying stock, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying stock may adversely affect the price of the underlying stock and, therefore, the market value, and return on, of the securities. See “—     Hedging activities by BNS and SCUSA may negatively impact investors in the securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the securities” for additional information regarding hedging-related transactions and trading.

■The calculation agent will have significant discretion with respect to the securities, which may be exercised in a manner that is adverse to your interests. The calculation agent will be an affiliate of BNS. The calculation agent will determine early redemption payment is payable to you on any early redemption date and the payment at maturity of the securities, if any, based on observed closing prices of the underlying stock on the relevant determination date. The calculation agent can postpone the determination of the final share price (and therefore the related maturity date) if a market disruption event occurs and is continuing with respect to the underlying stock on the valuation date.

■BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the securities. BNS, SCUSA and our other affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by BNS, SCUSA or our other affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying stock.

Risks Relating to Canadian and U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” herein.

October 2024 Page 14

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Information About the Underlying Stock

All disclosures contained in this document regarding the underlying stock are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock. You should make your own investigation into the underlying stock.

Dell Technologies Inc.

According to publicly available information, Dell Technologies Inc. (“Dell”) provides information technology products and services. Information filed by Dell with the SEC can be located by reference to its SEC file number: 001-37867, or its CIK Code: 0001571996. Dell’s common stock is listed on the New York Stock Exchange under the ticker symbol “DELL”.

Information as of market close on October 11, 2024:

Bloomberg Ticker Symbol:	DELL UN <Equity>	52 Week High (on May 29, 2024):	$179.21
Current Stock Price:	$127.73	52 Week Low (on October 26, 2023):	$64.51
52 Weeks Ago (on October 11, 2023):	$70.34

October 2024 Page 15

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying stock for the specified period. The closing price of the underlying stock on October 11, 2024 was $127.73 (the “hypothetical initial share price”). The graph below sets forth the closing prices of the underlying stock for each day from January 1, 2019 through October 11, 2024. The dotted line represents the hypothetical trigger level of $102.184, which is equal to 80.00% of the hypothetical initial share price. The actual trigger level will be based on the actual initial share price which will be the lowest closing price of the underlying stock during the lookback observation period. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. BNS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying stock at any time, including the valuation date.

Dell Technologies Inc.	High	Low	Period End
2019
First Quarter	$30.7115	$21.5603	$29.6896
Second Quarter	$35.3099	$25.6123	$25.6983
Third Quarter	$29.209	$22.916	$26.2345
Fourth Quarter	$28.4351	$23.8367	$25.9968
2020
First Quarter	$26.9832	$14.6045	$20.0072
Second Quarter	$27.7926	$18.434	$27.7926
Third Quarter	$34.6371	$26.189	$34.2425
Fourth Quarter	$37.7937	$30.4838	$37.0754
2021
First Quarter	$46.176	$36.0333	$44.5926
Second Quarter	$52.6006	$45.0631	$50.4203
Third Quarter	$53.3088	$46.6869	$52.6309
Fourth Quarter	$58.91	$52.4488	$56.17
2022
First Quarter	$51.28	$40.05	$46.21
Second Quarter	$48.94	$34.17	$34.17
Third Quarter	$44.90	$33.77	$40.22
Fourth Quarter	$51.28	$40.05	$46.21
2023
First Quarter	$43.40	$36.57	$40.21
Second Quarter	$54.11	$40.23	$54.11
Third Quarter	$72.16	$52.61	$68.90
Fourth Quarter	$77.26	$64.51	$76.50
2024
First Quarter	$124.59	$74.79	$114.11
Second Quarter	$179.21	$114.87	$137.91
Third Quarter	$145.97	$87.89	$118.54
Fourth Quarter (through October 11, 2024)	$127.73	$113.16	$127.73

October 2024 Page 16

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

The Common Stock of Dell Technologies Inc. – Daily Closing Prices January 1, 2019 to October 11, 2024

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities linked to the underlying stock. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying stock. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying stock is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying stock could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

October 2024 Page 17

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Trustee:	Computershare Trust Company, N.A.
Calculation agent:	Scotia Capital Inc.
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close.
Tax redemption:

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the securities.

Canadian bail-in:	The securities are not bail-inable debt securities under the CDIC Act.
Terms incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying stock	reference asset
	stated principal amount	principal amount
	original issue date	issue date
	Determination dates	Valuation dates
	valuation date	final determination date
	closing price	closing value
	initial share price	initial value
	final share price	final value
	underlying return	reference asset return
	trigger level	barrier value
Additional information regarding estimated value of the securities:

On the cover page of this pricing supplement, BNS has provided the initial estimated value range for the securities. This range of estimated values was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the pricing date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the securities are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities and the economic terms of certain related hedging arrangements. Due to these factors, the issue price you pay to purchase the securities will be greater than the initial estimated value of the securities. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the securities to you. We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which BNS is a “specified entity” as defined in the Income Tax Act (Canada) (the “Act”).

Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

October 2024 Page 18

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your securities as prepaid derivative contracts with respect to the underlying stock. If your securities are so treated, you should generally recognize long-term capital gain or loss if you hold your securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your securities. The deductibility of capital losses is subject to limitations.

Although uncertain, it is possible that the early redemption payment, or proceeds received from the taxable disposition of the securities prior to the early redemption date that could be attributed to the expected early redemption payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.

Except to the extent otherwise required by law, BNS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their securities if they do not hold their securities in an account maintained by a financial institution and the aggregate value of their securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its securities and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you

October 2024 Page 19

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the underlying stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the securities to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying stock issuer as a USRPHC and/or the securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the securities are not “delta-one” with respect to the underlying stock, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying stock or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules. If you enter, or have entered, into other transactions in respect of the underlying stock or the securities should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru

October 2024 Page 20

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their securities through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The securities may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the securities at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

SCUSA, our affiliate, will purchase the securities at the stated principal amount and, as part of the distribution of the securities, will sell the securities to Morgan Stanley Wealth Management with an underwriting discount of $32.50 reflecting a fixed sales commission of $27.50 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells. BNS or an affiliate may also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

BNS, SCUSA or any other affiliate of BNS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, BNS, SCUSA, any other affiliate of BNS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless BNS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire,

October 2024 Page 21

Lookback Enhanced Trigger Jump Securities with Auto-Callable Feature due on or about October 26, 2029

Based on the Performance of the Common Stock of Dell Technologies Inc.

Principal at Risk Securities

long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the initial estimated value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the securities, see “Risk Factors” herein.

Prohibition of sales to EEA retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of sales to United Kingdom retail investors:

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The securities are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

October 2024 Page 22